UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary information statement

☐        Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).

☐	Definitive information statement.

Hotel Outsource Management International, Inc.

(Name of Registrant as Specified in its Charter)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Tile of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act of Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
80 Wall Street, Suite 815
New York, New York 10005
(212) 344-1600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
October 10, 2012

TO THE STOCKHOLDERS:

The purpose of this information statement is to inform the holders of record of shares of our common stock as of the close of business on the record date, September 14, 2012, that our board of directors has recommended, and that a majority of our stockholders intend to vote on October 10, 2012, to effect the following corporate transactions:

(1)	To elect six directors to serve until the next Annual Meeting or until their respective successors are duly elected and qualified;

(2)	To nominate the accounting firm of Barzily as HOMI’s independent auditors until the next annual meeting;

(3)
To implement a reverse split of HOMI’s common stock, $.001 par value, on the basis of one (1) post-split share of common stock for every one hundred (100) pre-split shares of HOMI common stock (the “Reverse Split”) and approve a Certificate of Amendment to HOMI’s Certificate of Incorporation to be filed with the Secretary of the State of Delaware to effectuate the Reverse Stock Split;

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s), postponement(s) or continuation(s) thereof.

All stockholders are cordially invited to attend the Annual Meeting in person.

THE BOARD OF DIRECTORS IS NOT SOLICITING PROXIES AND YOU ARE REQUESTED NOT TO SEND A PROXY.
By Order of the Board of Directors

/s/ Jacob Ronnel
Jacob Ronnel
Director and CEO
Date:  September ____, 2012

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.
80 Wall Street, Suite 815
 New York, New York 10005

INFORMATION STATEMENT

This Information Statement is being furnished to the stockholders of Hotel Outsource Management International, Inc., a Delaware corporation (“HOMI” or the “Company”), at the direction of the Company’s Board of Directors and pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934.  It is furnished in connection with an annual meeting of stockholders scheduled for October 10, 2012 for the purposes set forth in the accompanying Notice of Annual Meeting of stockholders.

This Information Statement and accompanying Notice of Annual Meeting of Stockholders are being mailed on or about September ____, 2012.

Record Date; Voting Securities

Only holders of record of the Company’s common stock as of September 14, 2012 shall be entitled to vote at the annual shareholders meeting on the basis of one vote for each share held.  As of June 30, 2012, there were 199,950,602 shares of HOMI common stock outstanding.  The presence, either in person or by proxy, of a majority of the total number of shares of common stock outstanding on the Record Date is necessary to constitute a quorum and to transact such matters as come before the Annual Meeting.

As of the Record Date, principal stockholders, management and its affiliates (“Principal Stockholders”) collectively owned greater than 50% of the Company’s outstanding common stock and will vote such shares to approve the Reverse Stock Split, approve the Certificate of Amendment to HOMI’s Certificate of Incorporation to effectuate the Reverse Stock Split, approve the accounting firm of Barzily & Co. as HOMI’s auditors for 2012 and elect as directors the six nominees listed under the caption “Election of Directors.” The Reverse Stock Split will become effective on the date we file the Certificate of Amendment with the Delaware Secretary of State. Since the common stock owned by the Principal Shareholders constitute a majority of HOMI’s outstanding common stock, the Board of Directors determined not to solicit proxies.  All stockholders of record on the record date are entitled to attend the meeting and vote their shares personally or through their own legally constituted proxy.

WE ARE NOT ASKING YOU FOR A PROXY OR A CONSENT
AND YOU ARE REQUESTED NOT TO
SEND US A PROXY OR A CONSENT

This date of this Information Statement is September ___, 2012.

INFORMATION STATEMENT FOR ANNUAL MEETING
OF HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC. SHAREHOLDERS

To Be Held October 10, 2012

The Board of Directors of Hotel Outsource Management International, Inc., furnishes this Information Statement to shareholders in connection with the annual meeting of HOMI, to be held at 10:30 AM on October 10, 2012 at the offices at HOMI Israel Ltd., Merkazim A Building, 1Aba Eben Street, 3rd Floor, Herzliya Pitauch 46725, Israel for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS

The business of the Company is managed under the direction of the Board of Directors.  It has the responsibility for establishing broad corporate polices and for the overall performance of the Company.  It is not, however, involved in operating details on a day-to-day basis.  The Board is kept advised of the Company’s business through regular written reports and analyses and discussions with the Chairman and other officers of the Company.  The Company’s Board of Directors currently consists of six members.

Meeting of the Board

The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring the Board approval.  It also holds special meetings when an important matter requires Board action between scheduled meetings.  As of the date hereof, there were six meetings in 2012, and in 2011, there were four meetings of the Board.  The average aggregate attendance of the Directors of the Board was 80%.

Six directors are to be elected at the annual meeting to hold office until the next Annual Meeting or until their successors are elected and qualified.  Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that another nominee will be designated by the Board of Directors to fill any such vacancy.

Votes Required

The directors nominated for election will be elected by a plurality of the votes cast, in person or by proxy, at the annual meeting.  Abstentions from voting and broker “non-votes” on the election of directors will have no effect since they will not represent votes cast at the annual meeting for the purpose of electing directors.

Election of Directors

The following are the nominees and other directors of the Company who will continue in office beyond the Annual Meeting, with information including their principal occupation and other business affiliations, the year each was first elected as a director, other affiliations and each director’s or nominee’s age.  The principal stockholders will vote FOR the election of each nominee listed below.

Avraham Bahry, 66 has been a director of HOMI since December 2004 and its Chairman from December 2004 to March 2007. Mr. Bahry established Mul-T-Lock Ltd., an Israeli corporation, in 1973, which he grew into a multi-national holding company in the business of products and services for the protection of life and property. Mr. Bahry sold Mul-T-Lock Ltd. in 1999 and has worked as a consultant since then.

Daniel Cohen, 56, was appointed President of HOMI in August 2008 and was elected to the Board of Directors on November 20, 2008. Mr. Cohen has been a consultant to HOMI since September 2007. In addition, he serves as a director and/or officer in subsidiaries of HOMI. Mr. Cohen created a number of highly successful businesses including DAC Systemes (exclusive distributor in France Lebanon, Mauritius and Israel) for Micros Systems - world leaders in hospitality management, and eventually selling to Micros in 1995 From 1997 to 2005, Mr. Cohen served as Chairman, President and Chief Executive Officer of Bartech Systems International, Inc., a U.S. corporation which creates automated mini-bar solutions for the hotel industry. Mr. Cohen is a director of several small companies. From 1991 to 2000 ($40m to $300m), he was a director at Micros Systems Inc, like HOMI, a NASDAQ listed company. Mr. Cohen is a graduate of Ecole Hoteliere de Lausanne (International Institute of Hospitality Management) and is a graduate of the Advanced Management Program, INSEAD.

Jacob Ronnel, 55, has been Chief Executive Officer and a director of HOMI since December 28, 2001, and a director of HOMI Israel Ltd. (formerly Bartech Mediterranean Ltd.) since May 1997. Mr. Ronnel served as President of HOMI from December 2001 to August 2008. Mr. Ronnel was appointed HOMI's CFO on March 26, 2009. In addition, he serves as a director and/or officer in subsidiaries of HOMI. From July 1997 to September 1997, Mr. Ronnel was a consultant to and provisional manager of Brookside Investments, Ltd. From 1996 to 2002, he was a consultant for Kassel Financial Consultants, located in Israel. Mr. Ronnel obtained a degree in International Hotel Administration from Ecole Hoteliere de Lausanne, Switzerland.

Ariel Almog, 44, has been a director of HOMI since December 28, 2001 and Chief Executive Officer of HOMI USA, Inc. since 2008, and previously held the positions of Chief Operating Officer, secretary and director of HOMI. He has been a director of HOMI Israel Ltd. (formerly Bartech Mediterranean Ltd.) since May 1997. In addition, he serves as an officer and/or director in subsidiaries of HOMI. From 1996 to 1998, Mr. Almog was an owner of a franchise Apropo Cafe restaurant in Israel. He received a Bachelor of Business Administration and Marketing from Schiller International University (American University, Paris, France).

Kalman Huber- 66, was elected to HOMI's board of directors as of April 2009. Mr Huber has many years of experience in the hotel industry .Mr Huber served as Senior Vice President and CFO of the Sheraton Moriah chain in Israel, a chain comprised of the Sheraton hotels in Israel and the Moriah hotels, from 1999 to 2007.   Since 2007, Mr. Huber has been Senior Vice President and CFO of Azorim Tourism, which, in addition to the Sheraton Moriah hotels, included the Accor hotels in Israel. Before joining Sheraton Moriah, Mr Huber worked for many years at IBM where he served as Assistant General Manager and CFO, and Assistant General Manager Marketing and Sales in IBM Israel, as well as holding senior positions in finance at IBM’s European headquarters.

Yoav Ronen, 52, was elected to HOMI’s board of directors in December 2006. Mr. Ronen has years of experience managing hotels. Since 2005, he had been Supervisor and Director of Marketing for two hotels in Prague, Czech Republic: The Joe Hotel and Villa Schwaiger. Since 2003, he has been Supervisor and Director of Marketing for the Ros Maris Rob D.o.o. Hotel in Croatia. From 1995-2002 he served as Chief Executive Officer for the Hotel Jordan River in Tiberius, Israel, and Hotel Carmel in Netanya, Israel. Mr. Ronen received a Bachelor’s degree in Business and Accounting from Tel Aviv University.

There are no family relationships between any nominee and/or any executive officers of the company.

Board Meetings and Committees

Currently, HOMI has no nominating committee. The entire board serves as a nominating committee. The Board of Directors has adopted a policy with regard to the consideration of any director candidates recommended by security holders. All of the current director nominees were nominated by the board.

HOMI’s board of directors has a process whereby security holders may send communications to the board of directors.  Such security holders may send certified letters to Jacob Ronnel, CEO of HOMI, who shall be responsible for presenting such communication to the entire board.

HOMI has adopted a code of ethics that applies to its principal executive officers, principal financial officer and principal accounting officer.  HOMI will provide any person without charge, upon request, a copy of such code of ethics and explain the manner in which such request may be made.  HOMI has an audit committee with three members, one of whom is a financial expert.

Directors' compensation

Directors will be reimbursed for the expenses they actually incur in attending board meetings. Directors are paid $1,000 per directors meeting attended, and $500 for each committee meeting attended.

HOMI has no employee stock option plans in place.

Executive Compensation

The following is a chart of compensation paid to all executive officers of the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non Equity Incentive Plan Compensation ($)	Non Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Jacob Ronnel	2010	166,365							166,365
Chief Executive Officer, Chief Financial Officer	2011	165,548							165,548

Daniel Cohen	2010	162,233							162,233
President	2011	149,516							149,516

Ariel Almog	2010	214,118							214,118
CEO of HOMI, USA, Inc. (1)	2011	216,064							216,064

(1)	Mr. Almog's entire salary was paid by HOMI USA, Inc.

Directors Compensation

Directors are reimbursed for the expenses they actually incur in attending board meetings. In addition, Directors are paid a fee of $1,000 per directors meeting, and $500 per committee meeting. The following is a chart of compensation paid to HOMI directors in 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Avraham Bahry	$ 3,000						$ 3,000
Jacob Ronnel*
Ariel Almog*
Kalman Huber	$ 7,000						$ 7,000
Yoav Ronen	$ 4,500						$ 4,500

* Compensation for services as a director is fully reflected in the Executive Officer Compensation Table.

Principal Stockholders

The following table sets forth certain information known to HOMI with respect to beneficial ownership of HOMI common stock as of June 30, 2012, the number and percentage of outstanding shares of common stock beneficially owned by each person who beneficially owns:
•	More than 5% of the outstanding shares of our common stock;
•	Each of our officers and directors;
•	All of our officers and directors as a group.

Except as otherwise noted, the persons named in this table, based upon information provided by these persons, have sole voting and investment power with respect to all shares of common stock owned by them.

Names and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	% Beneficially Owned (1)

Daniel Cohen (2) 10 Iris Street, PO Box 4591 Caesarea, Israel 30889	7,141,434	3.57%

Jacob Ronnel (2) 21 Hasvoraim Street Tel Aviv, Israel	10,917,501	5.46%

Ariel Almog (2) 224 Maypoint Drive, San Raphael, CA	2,826,351	1.41%

Avraham Bahry (2) 1 Gan Hashikmin Street Ganei-Yehuda-Savion, Israel	10,271,283	5.14%

Yoav Ronen (2) 2 Mivza Horev Street Modiin, Israel	26,565	0.03%

Kalman Huber (2) 17, Levy Eshkol St. Tel Aviv, Israel	0	0.00%

Tomwood Ltd. 8 Rue Eynard Geneva, Switzerland	110,497,238	55.26%

All officers and directors as a group (6 people)	31,183,134	34.86%

(1)	Based of total of 199,950,602 shares out standing as of June 30, 2012.
(2)	Current director and director nominee

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

Other than as disclosed below, there have been no transactions or proposed transactions which have materially affected or will materially affect us in which all director, executive officer or beneficial holder of more than 5% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

On July 20, 2009, HOMI Israel Ltd., which is a wholly owned subsidiary of HOMI, entered into an agreement with Globetrip Ltd., a company of which Daniel Cohen, HOMI’s President, owns 45.45%.  Pursuant to this agreement, HOMI Israel sold 470 HOMI® 336 minibars installed at the Dan Panorama Hotel in Tel Aviv to Globetrip Ltd. at a price of $450 per minibar, for a total of $211,450.  The minibars will remain in place at the hotel and HOMI Israel shall continue to operate and maintain these minibars in accordance with its existing outsource operation agreement with the Dan Panorama Hotel, the only difference being that instead of HOMI Israel having title to the minibars, title to the minibars now rests with Globetrip Ltd.  HOMI Israel shall continue to invoice the Dan Panorama Hotel for the full amount of the net revenues from its outsource operation (“Net Revenues”).  From this amount, HOMI Israel shall receive (a) the cost of goods to be sold in the minibars; (b) labor costs; (c) a maintenance fee of $0.06 per minibar per day; (d) a management fee of 8% of Net Revenues (collectively, “Operational Payments”).  As long as Net Revenues less Operational Payments (“Operating Cashflow”) exceed $17,625 for a particular quarter, such Operating Cashflow shall be divided between HOMI Israel (40%) and Globetrip Ltd. (60%); however, if the quarterly Operating Cashflow is less than $10,575, Globetrip shall be entitled to 100% of the Operating Cashflow.  If the Operating Cashflow for the quarter is between $10,575 and $17,625, Globetrip shall receive $10,575 and HOMI Israel shall receive the balance.  Until such time as the aggregate payments to Globetrip Ltd under the agreement shall total $211,450, division of Operating Cashflow shall be reconciled on an annual basis at the end of each fiscal year. If during the first 8 years of the agreement the Dan Panorama Hotel terminates its outsourcing agreement with HOMI Israel and the minibar system is removed from the hotel, HOMI Israel will, at its own cost, reinstall the minibar system in another hotel with similar revenue earning capacity as the Dan Panorama Hotel within six months.  In the event HOMI Israel does not place the minibar system in another similar hotel within six months of termination of its outsource agreement, HOMI Israel shall transfer title in a similar minibar system owned by HOMI Israel to Globetrip Ltd., instead of the initial minibar system, and the principles of the agreement between HOMI Israel and Globetrip Ltd will apply to the replacement minibar system.

On January 28, 2010, HOMI entered into two loan agreements with related parties.

Pursuant to one loan agreement, Bahry Business & Finance (1994) Ltd, which is a company owned by HOMI’s Chairman, Mr. Avraham Bahry, loaned HOMI 1,125,000 New Israeli Shekels (c. $300,000). The loan is for a period of four years, with quarterly repayments and including two years’ grace on the principal. During the grace period, the lender is entitled to convert the loan into shares of HOMI’s common stock, at a price per share of $0.08 during the first year and $0.12 during the second year. The loan is index linked to Israel’s Consumer Price Index and bears interest at a rate of 6% per annum.

Pursuant to a second loan agreement, HOMI’s President, Mr Daniel Cohen, loaned HOMI $100,000. The loan is for a period of four years, with quarterly repayments and including two years’ grace on the principal. During the grace period, the lender is entitled to convert the loan into shares of HOMI’s common stock, at a price per share of $0.08 during the first year and $0.12 during the second year. The loan bears interest at a rate of 8% per annum.

HOMI has paid interest on these, above mentioned loans, but not any principal.  According to the terms of these 2010 loan agreements, HOMI was to commence payment of principal at the end of the first quarter of 2012.  On December 15 and 16, 2011, the lenders agreed to HOMI’s request to recycle these two loan agreements into two new loan agreements.  These new loans are each for a period of four years, including two years’ grace on the principal, and with each lender being entitled during such grace period to convert each loan into shares of HOMI’s common stock at $.03 per share or the price per share in a rights offering if HOMI conducts a rights offering prior to full repayment of these loans.

On February 18, 2010, HOMI Industries Ltd (“HOMI Industries”), which is a wholly owned subsidiary of HOMI, entered into a loan agreement with Ilan Bahry, Amir Schechtman and Oded Yeoshoua (collectively, “Lender”) pursuant to which Lender loaned HOMI Industries $140,000 for an installation of minibars in the U.S.  Ilan Bahry is the son of Avraham Bahry, the chairman of HOMI’s Board of Directors.

Pursuant to this agreement, HOMI INDUSTRIES will make monthly payments to Lender towards repayment of the Loan. These payments will not be in a fixed amount, but will be based on the revenues from an outsource operation HOMI USA, Inc., (“HOMI USA”) has in the Fashion 26 Wyndham Hotel in New York City.   HOMI USA shall invoice the Fashion 26 Wyndham Hotel for the full amount of the net revenues from the outsource operation (“Net Revenues”).  From the sum equal to the Net Revenues, HOMI Industries will deduct (a) the cost of goods to be sold in the minibars; (b) labor costs; (c) a maintenance fee of $0.06 per minibar per day; and (d) a management fee of 8% of Net Revenues (collectively, “Operational Payments”). Until completion of the first 8 years of this loan agreement , on a monthly basis, if Net Revenues, as collected by HOMI USA , exceed Operational Payments by at least $3,500, then the amount of the monthly repayment which HOMI Industries will pay to Lender shall be equal to 60% of all such excess; if Net Revenues from the hotel, as collected by HOMI USA, exceed Operational Payments by more $2,100 but less than $3,500, then the amount of the monthly repayment which HOMI Industries will pay to Lender shall be exactly $2,100.  If Net Revenues from the hotel exceed Operational Payments by less than $2,100, then the amount of the monthly repayment which HOMI Industries will pay to Lender shall be a sum equal to 100% of all such excess; and if Net Revenues from the hotel, as collected by HOMI USA, do not exceed Operational Payments, then no Monthly Repayment will be made to Lender for that month.

After eight years, each monthly payment will be in an amount equal to 60% of the sum, if any, by which Net Revenues, as collected by HOMI USA, exceeded Operational Payments, for that month.

On June 14, 2010, HOMI Industries entered into a second loan agreement with Ilan Bahry, Amir Schechtman and Oded Yeoshoua , pursuant to which HOMI Industries received a loan equivalent to 671 NIS representing $ 173,000 received in June 2010, for the installation of 363 HOMI ® 330 minibars in a hotel in Israel. As security and collateral for repayment of this loan, HOMI Industries will cause its affiliate, HOMI Israel, LTD. which is also a wholly owned subsidiary of HOMI, to encumber in the lender’s favor computerized minibar systems, including 363 HOMI® computerized minibars, a central unit and a license to HOMI® software, which HOMI’s affiliate installed in September 2010 at the Royal Beach Hotel in Eilat, Israel and operates for that hotel under an outsource operation agreement which HOMI’s affiliate signed with that hotel.

On October 26, 2011, HOMI Industries entered into a loan agreement with Ilan Bahry, Amir Schechtman and Oded Yeoshoua pursuant to which HOMI Industries received a loan of $108,000 in accordance with the new business model whereby HOMI sells or receives loans against HOMI minibars, installed or to be installed in various hotels, and HOMI continues to manage and operate these minibars in return for a management fee and profit sharing arrangements.

As security and collateral for repayment of this loan, HOMI Industries agreed to encumber in lender’s favor a computerized minibar systems, including 270 HOMI® computerized minibars, 19 HOMI® External Dry Sections, a central unit and a license to HOMI® software, which HOMI Israel Ltd has installed at the Leonardo Plaza Hotel, located in Jerusalem, Israel and which HOMI Israel will operate for that hotel under an outsource operation agreement which HOMI Israel signed with the hotel.  Loan repayments will be computed on the basis of outsource operation revenues net of operational payments, allocated amongst the parties in accordance with the terms detailed in the loan agreement.

On December 16-20, 2011, HOMI entered into three additional loans with related parties, as follows:  Daniel Cohen, HOMI’s president - $48,000; Jacob Ronnel, HOMI’s CEO - $20,000; Ariel Almog, CEO of HOMI’s US subsidiary - $12,000.  Each loan is for a period of four years, including two years’ grace on the principal, and with each lender being entitled during such grace period to convert each loan into shares of HOMI’s common stock at $.03 per share or the price per share in a rights offering if HOMI conducts a rights offering prior to full repayment of these loans.  These loans are all in US Dollars and bear 8% annual interest,

On January 8, 2012, Hotel Outsource Management International, Inc. (“HOMI”) entered into a new loan agreement with Bahry Business & Finance (1994) Ltd., which is a company controlled by Avraham Bahry, chairman of HOMI’s board of directors. Pursuant to such loan agreement, Bahry Business & Finance (1994) Ltd. loaned to HOMI the sum of NIS 850,000 (c. $220,000).  The loan is in Israeli Shekels and is linked to Israel’s CPI and bears 6% annual interest.  The loan is for a period of four years, including two years’ grace on the principal, and the lender is entitled during such grace period to convert the loan into shares of HOMI’s common stock at $.03 per share or the price per share in a rights offering if HOMI conducts a rights offering prior to full repayment of the loan.

On March 11, 2012, HOMI Industries Ltd, a wholly owned subsidiary of HOMI, entered into a loan agreement with Globetrip Ltd., a company of which Daniel Cohen, HOMI’s President, owns 45.45%.  Pursuant to this agreement, Globetrip agreed to loan to HOMI Industries the sum of $90,000. The agreement was dated February 7, 2012, but the signing process was not completed until March 11, 2012.

As security and collateral for repayment of this loan, HOMI Industries agreed to encumber in lender’s favor a computerized minibar systems, including 192 used HOMI® 330/336 computerized minibars, 96 used Bartech™ computerized minibars, a central unit and a license to HOMI® software, of which the 96 Bartech™ Units are already installed and operational at the Carlton Tel-Aviv Hotel and the 192 HOMI® Units are scheduled to be installed at such hotel between May and September 2012, and which HOMI Israel Ltd has undertaken to operate under an outsource operation agreement which was signed and entered into as of Feb. 2, 2012.    Loan repayments will be computed on the basis of outsource operation revenues net of operational payments, allocated amongst the parties in accordance with the terms detailed in the loan agreement.

Loans repayments for these related party loans will be computed on the basis of revenues net of operational payments, allocated amongst the parties, in accordance with the terms detailed in the loans agreements.

During the years ended December 31, 2011, HOMI incurred various related party expenses for the following:

Description	2011

Directors’ fees and liability insurance	$38,869
Consulting fees	$531,128
Interest Payments	$67,324
Totals	$637,321

Director Independence

Our current Board members consist of Daniel Cohen, Avraham Bahry, Jacob Ronnel, Ariel Almog, Yoav Ronen, and Kalman Huber. The Board has determined that Messrs. Ronen and Huber are independent applying the definition of independence under the listing standards of the American Stock Exchange. Messrs. Cohen, Bahry, Ronnel and Almog are not independent.

REVERSE STOCK SPLIT AND AMENDMENT

General

The Board of Directors adopted, and stockholders representing a majority of the outstanding shares intend to approve the Reverse Stock Split and the Amendment to HOMI’s Certificate of Incorporation (the “Amendment”).

The Board of Directors approved the adoption of the Reverse Stock Split and the Amendment by unanimous written consent as it believes the corporate actions are in the best interests of the Company and its stockholders.

Vote Required

Adoption of the Reverse Stock Split and the Amendment requires the approval by holders of at least a majority of the outstanding shares of the Common Stock who are present, or represented, and entitled to vote thereon, at a special or annual meeting of our stockholders.  Our largest shareholder, who owns approximately 55% of the outstanding HOMI common stock, has indicated that it will vote in favor of the Reverse Stock Split and the Amendment at our annual meeting on October 10, 2012.

The Board of Directors fixed the close of business on September 14, 2012 as the record date for determining the stockholders entitled to notice of the above noted action.

Distribution and Costs

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. In addition, we will only deliver one information statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. Also, we will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any stockholder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any stockholder or stockholders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted above.

Stockholders may also address future requests regarding delivery of Information Statements and/or annual reports by contacting us at the address noted above.

Dissenters' Right of Appraisal

Stockholders do not have the statutory right to dissent and obtain an appraisal of their shares under Delaware law in connection with the Reverse Stock Split.

Effect of the Reverse Stock Split

The Reverse Stock Split would not affect the registration of our common stock under the Exchange Act, nor will it change our periodic reporting and other obligations thereunder.

The number of stockholders of record would not be affected by the Reverse Stock Split. The Reverse Stock Split will not change the authorized number of shares of our common stock, and there will be no change in the par value of our common stock.

The number of shares of our common stock issued and outstanding as of October 10, 2012 will be reduced following the effective date of the Reverse Stock Split in accordance with the following formula: every one hundred (100) shares of our common stock owned by a stockholder will automatically be changed into and become one (1) new share of our common stock.

As described below, all fractional share amounts resulting from the Reverse Stock Split will be rounded up to the nearest whole share in lieu of issuing any fractional share.

We currently have no intention of going private, and this proposed Reverse Stock Split is not intended to be a first step in a going private transaction and will not have the effect of a going private transaction covered by Rule 13e-3 of the Exchange Act. Moreover, the Reverse Stock Split does not increase the risk of us becoming a private company in the future. We will continue to be subject to the periodic reporting requirements of the Exchange Act following the Reverse Stock Split.

Because the Reverse Stock Split only applies to our issued and outstanding shares of common stock, the number of authorized, but unissued, shares of common stock will in effect increase after the Reverse Stock Split, as compared to pre-Reverse Stock Split. This may be construed as having an anti-takeover effect by allowing us to issue or sell shares of our common stock to third parties in order to avoid an unsolicited acquisition or to prevent or negate any efforts to amend or repeal certain provisions of our Articles of Incorporation or bylaws. Such a use of these additional authorized shares of common stock could render more difficult, or discourage, an attempt to acquire control of HOMI through a transaction opposed by the Board of Directors. At this time, aside from authorizing a rights offering to take place at an unspecified future date, the Board of Directors does not have plans to issue any shares of common stock resulting from the increase in our authorized shares.

Federal Income Tax Consequences

We will not recognize any gain or loss as a result of the Reverse Stock Split.

The following description of the material federal income tax consequences of the Reverse Stock Split to our shareholders is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this information statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the United States, broker/dealers or insurance companies). This discussion assumes the shares of Common Stock are held as capital assets, and were not acquired by the stockholder as compensation. The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. You are urged to consult your own tax advisors to determine the particular consequences to you.

We believe that the federal income tax effects of the Reverse Stock Split will be that a stockholder who receives a reduced number of shares of our Common Stock will not recognize gain or loss. With respect to a Reverse Stock Split, such a stockholder's basis in the reduced number of shares of our Common Stock will equal the stockholder's basis in its old shares of our Common Stock. The holding period of the post-effective Reverse Stock Split shares received will include the holding period of the pre-effective Reverse Stock Split shares exchanged.

Effective Date

The Reverse Stock Split shall become effective as of 5:00 p.m. Eastern Standard Time on the date we file the Amendment with the Delaware Secretary of State. Accordingly, except for stockholders who currently hold fewer than one hundred (100) shares, on such date, all shares of common stock held by stockholders that were issued and outstanding on the effective date will be, automatically and without any action on the part of stockholders, converted into new shares of our common stock in accordance with the one hundred (100) for one (1) exchange ratio. Also, on such date, shares of our common stock owned by stockholders who currently own fewer than one hundred (100) shares of common stock will be automatically and without any action on the part of such stockholder, converted into one (1) new share of our common stock in accordance with the terms of the Reverse Stock Split.

ADDITIONAL INFORMATION

HOMI has received no indication from any of its directors or non-employee directors of any intent to oppose any action to be taken by HOMI. There have been no proposals for action submitted to HOMI by any shareholders other than the proposal, which are the subject of this Information Statement.

STOCKHOLDERS’ PROPOSALS AND NOMINATIONS

Any stockholder who desires to present proposals to the next annual meeting and to have such proposals set forth in the information statement mailed in conjunction with such annual meeting must submit such proposals to the Company not later than June 30, 2013.  All stockholder proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission.

In addition, the Company’s policy on stockholder nominations for director candidates requires that to be considered for next year’s slate of directors any stockholder nominations for director must be received by Jacob Ronnel, the CEO of the Company, at the office HOMI Israel Ltd., Merkazim A Building, 1 Aba Eben Street, 3rd Floor, Herzliya Pitauch 46725 Israel, no later than June 30, 2013.  The Nominating Committee will evaluate any proposed nominees using similar criteria as used for other nominees and will consider such nominees in comparison to all other nominees.  The Nominating Committee has no obligation to nominate any such person for election.

Stockholders may write to Jacob Ronnel, the CEO of the Company, at the Company’s office located at, Merkazim A Building, 1 Aba Eben Street, 3rd Floor, Herzliya Pitauch 46725 Israel, to deliver the stockholder proposals and stockholder nominations discussed above.

The principal stockholders will vote “FOR” each proposal listed below.

PROPOSAL ONE.
ELECTION OF DIRECTORS

Six Directors are to be elected at the meeting for a one-year terms ending at the 2013 Annual Meeting.  The Board of Directors for election at this Annual Meeting has nominated Daniel Cohen, Jacob Ronnel, Avraham Bahry, Ariel Almog, Yoav Ronen and Kalman Huber. All director nominees are presently directors of the Company.

PROPOSAL TWO.
BARZILY & CO.  AS INDEPENDENT AUDITORS.

The shareholders are requested to approve Barzily & Co. as HOMI’s independent accountants for the fiscal year ending December 31, 2012.

PROPOSAL THREE.
APPROVAL OF 100 TO 1 REVERSE STOCK SPLIT AND APPROVAL OF CERTIFICATE OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECTUATE THE REVERSE STOCK SPLIT.

The Board of Directors adopted, and a majority of the stockholders of the Company intends to approve, the Reverse Stock Split and the Amendment.

The Board of Directors approved the adoption of the Reverse Stock Split and the Amendment by unanimous written consent as it believes the corporate actions are in the best interests of the Company and its stockholders.

Vote Required

Adoption of the Reverse Stock Split and the Amendment requires the approval by holders of at least a majority of the outstanding shares of the common stock who are present, or represented, and entitled to vote thereon, at a special or annual meeting of our stockholders. Shareholders representing a majority of our outstanding common stock, including a single shareholder which holds 55% of our outstanding common stock, have indicated that they will vote in favor of all three proposals.

The Board of Directors fixed the close of business on September 14, 2012 as the record date for determining the stockholders entitled to notice of the above noted action.

THE COMPANY IS NOT SOLICITING PROXIES

VOTING PROCEDURES

Tabulation of Votes:  HOMI’s Corporate Secretary, Aryeh Reif, will tabulate votes cast in person at the meeting.

Effect of an Abstention and Broker Non-Votes: A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum.  Abstentions and broker non-votes will not be counted either in favor of or against the election of nominees or other proposals.

INDEPENDENT PUBLIC ACCOUNTANT

Barzily & Co. has served as HOMI’s independent public auditor since January 2006.  All payments to them are current.  Members of Barzily & Co. will have an opportunity to speak at the annual meeting and will be available to respond to questions.

Audit Fees

The aggregate fees billed for the year ended December 31, 2011 for professional services rendered by Barzily & Co. for the audit of the December 31, 2010 and 2011 financial statements approximated $83,000 and $72,000, respectively.

All services provided by independent accountants were approved by the audit committee of HOMI. Other than income tax preparation, Barzily and Co. does not provide any non-audit services to the Company.

Audit Related Fees

In 2010 and 2011, we paid $ 29,000 and $11,000 respectively, for assurance and related services reasonably related to the performance of the audit.

Tax Fees

In 2010 and 2011 we paid, $0 for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees

In 2010 and 2011, we paid $29,000 and $11,000, respectively, for other products and services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is directly and solely responsible for oversight, engagement and termination of any independent auditor employed by the company for the purpose of preparing or issuing an audit report or related work.

The Committee discusses the planning and staffing of the audit and approves in advance the engagement of the independent auditor for all audit services and non-audit services and approve the fees and other terms of any such engagement and obtains periodically from the independent auditor communications of various matters required to be discussed by various Statements on Auditing Standards, Sarbanes Oxley and other standards. The communications include a description of all relationships between the auditor and the Company that may impact auditor objectivity and independence.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting.  In addition to the scheduled items of business, the meeting may consider shareholder proposals and matters relating to the conduct of the meeting.

Dated:           September ____, 2012

A COPY OF THE COMPANY’S FORM 10-K FOR THE PERIOD ENDING DECEMBER 2011 IS ATTACHED AND INCORPORATED INTO THIS INFORMATION STATEMENT. IF THERE ARE ANY REQUESTS FOR ANY OTHER DOCUMENTS PLEASE CONTACT:

Jacob Ronnel
Hotel Outsource Management International, Inc.
80 Wall Street, Suite 815
New York, New York 10005